                                                                    EXHIBIT 99.1

(INSITUFORM-TECH)(INSU) Insituform Technologies, Inc. Reports First Quarter Results

      Chesterfield, MO - April 29, 2004 - Insituform Technologies, Inc. (Nasdaq National Market: INSU) (the "Company") today reported first quarter net income of $502,000, or $0.02 per diluted share, compared with $6.6 million, or $0.25 per diluted share, for the first quarter of 2003.

      Revenues increased 3.7% to $127.9 million for the first quarter of 2004 from $123.3 million in the year-ago period, reflecting the impact of acquisitions made after the first quarter of 2003 offset by declines in two CIPP areas in the U.S. Gross profit declined 10.3% for the first quarter of 2004, compared to the first quarter of 2003, primarily attributable to lower pricing in one CIPP market and lower volume in another domestic region as a result of delays in work releases. Partially offsetting this decrease were favorable performances in Canada and in the Tite Liner segment. First quarter 2004 revenues and gross profit were also negatively impacted by the fact that manpower was devoted to the remediation of the previously discussed Boston project. The last relining portions have been completed, and the crews are now working on profitable projects in the second quarter.

      A $4.9 million, or 28.7%, increase in operating expenses for the first quarter of 2004, compared to the first quarter of 2003, reflected additional compensation and employee related costs along with professional and consulting fees. These higher costs are reflective of the key strategic initiatives in the areas of sales, quality, safety and product innovation. First quarter 2004 operating expenses were also impacted by three acquisitions made in 2003, which added $1.5 million.

      Also impacting gross profit and operating expenses for the first quarter of 2004 were higher insurance and healthcare costs which rose approximately $1.3 million over the same period in 2003.

      As expected, interest and other expense was up significantly for the first quarter of 2004, to $2.3 million from $0.8 million for the same period a year ago, reflecting a $65 million senior note offering in April 2003 and approximately $0.2 million in costs related to the restructuring of the debt covenants and credit facility in March of this year. In the first quarter of 2003, the Company benefited from approximately $0.6 million in a non-operating gain from a settlement of claims against the former owners of Kinsel Industries.

      Thomas S. Rooney, Jr., President and Chief Executive Officer, explained, "While these results can be considered weak in relation to the Company's historical performance for the first quarter, they are not indicative of any surprises. Although the competitive environment remains intense, we continue to see favorable signs. For instance, tunneling bidding activity remains robust and our backlog there is building up nicely. During the first quarter, tunneling backlog was up over year-end levels, reflecting awards for tunneling jobs in Oxnard, California, and Charleston, South Carolina. Other backlog was
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relatively flat, but we are seeing definite signs of improvements in certain
CIPP markets."

      Rooney added, "We continue to emphasize that our strategic investments aren't expected to produce much positive impact on our bottom line until 2005. Even so, we're becoming increasingly encouraged and believe that second quarter earnings, while not reflecting our potential, will well exceed first quarter results. We remain focused on achieving operational excellence, developing competitive advantages through technological innovation, and growing the business."

      Rooney pointed out, "Our cash position at March 31 was down only $5.2 million from year-end 2003, despite repayment of regularly scheduled debt amortization of $15.7 million of principal, plus $2.5 million in interest. Our capital expenditures for the quarter increased to $7.7 million from $2.1 million for the same period in 2003, reflecting investments in manufacturing facilities and equipment in line with our strategic plans. The amount of cash capital expenditures for the quarter was more than offset by the receipt of cash from tax refunds of $9.1 million and from the exercise of stock options in the amount of $2.8 million."

      The Company will host a conference call at 9:30 a.m. EDT on Friday, April
30. The call can be accessed by clicking on the Presentations tab on the Investor Relations page of the Company's Web site (www.insituform.com) or by using the following link: http://www.shareholder.com/insituform/MediaList.com.

      An audio archive of the webcast will be available approximately two hours after the call through www.insituform.com. The archive will be available for one week.

      Insituform Technologies, Inc. is a leading worldwide provider of proprietary technologies and services for rehabilitating sewer, water and other underground piping systems without digging and disruption. More information about the Company can be found on its Internet site at www.insituform.com.

      This news release contains forward-looking statements, which are inherently subject to risks and uncertainties that could cause actual results to differ materially from those projected. Factors which could affect results include, among others, the competitive environment for the Company's products and services, the geographical distribution and mix of the Company's work, and other factors set forth in reports and documents filed by the Company with the Securities and Exchange Commission from time to time. The Company does not assume a duty to update forward-looking statements. Please use caution and do not place reliance on forward-looking statements.
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                          INSITUFORM TECHNOLOGIES, INC.
                        CONSOLIDATED STATEMENTS OF INCOME
                                   (Unaudited)
                    (In thousands, except per share amounts)

                                                                 For the Three Months
                                                                    Ended March 31,
                                                           ----------------------------------
                                                              2004                    2003
                                                           ---------                ---------
Revenues                                                   $ 127,914                $ 123,348
Cost of revenues                                             102,547                   95,079
Gross profit                                                  25,367                   28,269
Selling, general and administrative expenses                  21,992                   17,083
Operating income                                               3,375                   11,186
Other (expense) income:
  Interest expense                                            (2,168)                  (1,197)
  Other                                                         (164)                     431
Total other expense                                           (2,332)                    (766)
Income before taxes on income                                  1,043                   10,420
Taxes on income                                                  425                    4,064
Income before minority interests, equity
  in earnings and discontinued operations                        618                    6,356
Minority interests                                               (56)                     (30)
Equity in earnings of affiliated companies                       (60)                      25
Income from continuing operations                                502                    6,351
Income from discontinued operations                               --                      276
Net income                                                 $     502                $   6,627

Earnings per share:
  Basic:
    Income from continuing operations                      $    0.02                $    0.24
    Discontinued operations                                       --                     0.01
    Net income                                                  0.02                     0.25
  Diluted:
    Income from continuing operations                      $    0.02                $    0.24
    Discontinued operations                                       --                     0.01
    Net income                                             $    0.02                $    0.25

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                          INSITUFORM TECHNOLOGIES, INC.
                      CONSOLIDATED CONDENSED BALANCE SHEETS
                                   (Unaudited)
                                 (In thousands)

                                                March 31, 2004         December 31, 2003
                                                --------------         -----------------
ASSETS
 CURRENT ASSETS
  Cash and cash equivalents                        $ 94,765               $ 99,991
  Receivables, net                                   86,256                 90,814
  Retainage                                          23,843                 24,902
  Costs and estimated earnings
    in excess of billings                            35,661                 27,853
  Inventories                                        14,427                 12,935
  Prepaid expenses and other assets                  10,104                 19,515
  Assets held for disposal                               --                  1,263
 TOTAL CURRENT ASSETS                               265,056                277,273
 PROPERTY, PLANT AND EQUIPMENT, net                  79,632                 75,667
 OTHER ASSETS
  Goodwill                                          131,606                131,613
  Other assets                                       23,346                 23,807
 TOTAL OTHER ASSETS                                 154,952                155,420
TOTAL ASSETS                                       $499,640               $508,360
LIABILITIES AND STOCKHOLDERS' EQUITY
 CURRENT LIABILITIES
  Current maturities of long-term
    debt and line of credit                        $ 16,895               $ 16,938
  Accounts payable and accrued
    expenses                                         88,354                 82,670
  Billings in excess of costs
    and estimated earnings                            7,033                  8,495
  Liabilities related to
    discontinued operations                              --                  1,770
 TOTAL CURRENT LIABILITIES                          112,282                109,873
 LONG-TERM DEBT, less current
    maturities                                       98,542                114,323
 OTHER LIABILITIES                                    3,767                  3,530
 TOTAL LIABILITIES                                  214,591                227,726
 MINORITY INTERESTS                                   1,543                  1,465
 STOCKHOLDERS' EQUITY                               283,506                279,169
TOTAL LIABILITIES AND
 STOCKHOLDERS' EQUITY                              $499,640               $508,360

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                         INSITUFORM TECHNOLOGIES, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                (Unaudited)
                               (In thousands)

                                                                 For the Three Months
                                                                    Ended March 31,
                                                           --------------------------------
                                                             2004                    2003
                                                           --------                --------
Cash flows from operating activities:
Net income                                                 $    502                $  6,627
  Income from discontinued operations                            --                    (276)
Income from continuing operations                               502                   6,351
Adjustments to reconcile to net cash
  provided by operating activities:
  Depreciation                                                4,098                   3,339
  Amortization                                                  606                     319
  Deferred income taxes                                         (62)                     10
  Write-off of debt issuance costs                              226                      --
  Other                                                         859                    (167)
Changes in operating assets and
  liabilities, net of purchased businesses:
  Receivables, including costs and estimated
    earnings in excess of billings                           (1,347)                 (2,197)
  Inventories                                                (1,492)                    125
  Prepaid expenses and other assets                          10,090                   3,266
  Accounts payable and accrued expenses                       2,452                   2,877
Net cash provided by operating
  activities of continuing operations                        15,932                  13,923
Net cash provided (used) by operating
  activities of discontinued operations                          --                   1,798
Net cash provided by operating activities                    15,932                  15,721
Cash flows from investing activities:
  Capital expenditures                                       (7,696)                 (2,138)
  Proceeds from sale of fixed assets                            243                     346
  Other investing activities                                     --                     347
Net cash used in investing activities                        (7,453)                 (1,445)
Cash flows from financing activities:
  Proceeds from issuance of common stock                      2,770                      91
  Purchases of treasury stock                                    --                  (1,417)
  Principal payments on long-term debt                      (15,715)                (18,652)
  Increase in line of credit                                     --                  14,516
  Deferred financing charges                                   (633)                   (213)
Net cash used in financing activities                       (13,578)                 (5,675)
Effect of exchange rate changes on cash                        (127)                   (616)
Net increase (decrease) in cash and cash
  equivalents for the period                                 (5,226)                  7,985
Cash and cash equivalents,
  beginning of period                                        99,991                  75,386
Cash and cash equivalents, end of period                     94,765                  83,371

CONTACT:  Insituform Technologies, Inc.
          Christian G. Farman, Vice President and CFO
          (636) 530-8000